                                                                    EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference into the Registration Statement on Form S-8 pertaining to the Onyx Software Corporation 2001 Nonofficer Employee Stock Compensation Plan, two Stock Option Agreements, each dated January 5, 2001, between Onyx Software Corporation and Kevin Corcoran and the Stock Option Agreement dated January 30, 2001, between Onyx Software Corporation and Leslie Rechan of our report dated January 28, 2000, except for Note 14, as to which the date is March 1, 2000, with respect to the consolidated financial statements and schedule of Onyx Software Corporation included in its Annual Report on Form 10-K for the year ended December 31, 1999 filed with the Securities and Exchange Commission.


                                     /s/ ERNST & YOUNG LLP


Seattle, Washington
February 8, 2001